                                                                     EXHIBIT 4.3

                         SUPPLEMENTAL WARRANT AGREEMENT

         THIS SUPPLEMENTAL WARRANT AGREEMENT (this "Agreement") dated effective as of December 31, 1996 is by and between AMERICA WEST AIRLINES, INC., a Delaware corporation ("AWA"), and HARRIS TRUST AND SAVINGS BANK, as Warrant Agent (the "Warrant Agent").

                             PRELIMINARY STATEMENTS

     1. AWA is a party to that certain Warrant Agreement dated as of August 25, 1994 (the "Warrant Agreement") between AWA and First Interstate Bank of California, as Warrant Agent (the "Original Warrant Agent"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant Agreement.

     2. Pursuant to the terms of the Warrant Agreement, AWA issued certain warrants to purchase shares of the Class B Common Stock, par value $0.01 per share, of AWA ("AWA Class B Common"), of which there are warrants to purchase 8,180,086 shares of AWA Class B Common issued and outstanding on the date hereof (the "Warrants").

     3. Pursuant to the terms of the Warrant Agreement, AWA has removed the Original Warrant Agent and has replaced the Original Warrant Agent with the Warrant Agent.

     4. AWA is a party to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of December 19, 1996, among AWA, America West Holdings Corporation, a Delaware corporation and wholly-owned subsidiary of AWA ("Holdings"), and AWA Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings ("Merger Sub"), providing, among other things, for the merger (the "Merger") of Merger Sub with and into AWA, with AWA being the surviving corporation in the Merger (in such capacity, the "Surviving Corporation").

     5. Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), (i) each issued and outstanding share of Class A Common Stock, par value $0.01 per share, of AWA will be converted into the right to receive one share of Class A Common Stock, par value $0.01 per share, of Holdings, (ii) each issued and outstanding share of AWA Class B Common will be converted into the right to receive one share of Class B Common Stock, par value $0.01 per share, of Holdings ("Holdings Class B Common"), (iii) each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub will be converted into the right to receive one share of the common stock, par value $0.01 per share, of the Surviving Corporation and (iv) each issued and outstanding share of Holdings Class B Common will be canceled without any consideration being paid therefor.

     6. AWA and the Warrant Agent are entering into this Agreement pursuant to Section 4.05(c) of the Warrant Agreement, in order to provide and confirm that, following the Merger, each Warrant shall represent the right to acquire one share of Holdings Class B Common from AWA.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, the parties, intending to be legally bound, hereby agree as follows:

         Section 1. Shares Issuable Upon Exercise of Warrants. AWA hereby acknowledges that, pursuant to the terms of the Warrant Agreement, effective as of Effective Time, the holder of each Warrant then outstanding shall have the right from and after the Effective Time (until the Expiration Date) to receive, upon exercise thereof, in lieu of each share of AWA Class B Common deliverable upon such exercise immediately prior to the Effective Time, one share of Holdings Class B Common.

         Section 2. Warrant Price. Pursuant to the terms of the Warrant Agreement, the Warrant Price for each share of Holdings Class B Common issuable upon exercise of a Warrant shall be $12.74.

         Section 3. Adjustments. Pursuant to the terms of the Warrant Agreement, the Warrant Price provided in Section 2 above shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Article IV of the Warrant Agreement with respect to AWA Class B Common, and the provisions of Article III of the Warrant Agreement with respect to AWA Class B Common shall apply on like terms to the shares of Holdings Class B Common issuable upon exercise of the Warrants.

         Section 4. Amendment to Section 6.02(c) of the Warrant Agreement. The first sentence of Section 6.02(c) of the Warrant Agreement is hereby amended to read in its entirety as follows:

         Any successor Warrant Agent, whether appointed by the Company or by a court, shall be a corporation or a bank organized, in good standing and doing business under the laws of the United States of America or any state thereof or the District of Columbia, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by Federal or state authority and having a combined capital and surplus of not less than $10,000,000.

         Section 5. Warrant Agent Not Responsible for Certain Matters. The Warrant Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Agreement, the authorization or permissibility of this Agreement pursuant to the terms of the Warrant Agreement, the due execution hereof by AWA or for or in respect of the recitals or statements contained herein, all of such recitals and statements being made solely by AWA. The

Warrant Agent shall not be responsible in any manner to determine the correctness of provisions contained in this Agreement relating either to the kind or amount of securities receivable by the holders of the Warrants upon the exercise thereof after the Effective Time or to any adjustment provided herein.

         Section 6. Rights and Obligations of the Warrant Agent. All of the provisions of the Warrant Agreement with respect to the rights, privileges, immunities, powers and duties of the Warrant Agent shall be applicable in respect of this Agreement as fully and with the same effect as if set forth herein in full.

         Section 7. Effect of Execution and Delivery of this Agreement. From and after the execution and delivery of this Agreement, (i) the Warrant Agreement shall be deemed to be amended and modified as provided herein, (ii) this Agreement shall form a part of the Warrant Agreement, (iii) except as modified and amended by this Agreement, the Warrant Agreement shall continue in full force and effect, and (iv) each holder of a Warrant (irrespective of whether such Warrant has been heretofore or is hereafter executed, countersigned and delivered under the Warrant Agreement) shall be bound by this Agreement.

         Section 8. Effectiveness. This Agreement shall not become effective unless and until the Effective Time shall have occurred.

         Section 9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         Section 10. Benefit and Burden. This Agreement shall inure to the benefit of and be binding upon the holders of the Warrants, AWA and the Warrant Agent and their respective successors and permitted assigns.

         Section 11. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity other than the holders of the Warrants and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any other third party.

         Section 12. Interpretation. In this Agreement, unless a clear contrary intention appears:

         (a) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (b) reference to any gender includes each other gender and the neuter;

         (c) all terms defined in the singular shall have the same meanings in the plural and vice versa;

         (d) reference to any person or entity includes such person's or entity's heirs, distributees, legatees, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment not otherwise permitted by this Agreement;

         (e) reference to a person or entity in a particular capacity or capacities excludes such person or entity in any other capacity;

         (f) reference to any contract or agreement means such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

         (g) all references to Sections shall be deemed to be references to the Sections of this Agreement;

         (h) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise; and

         (i) no provision of this Agreement shall be interpreted or construed against AWA or the Warrant Agent solely because it or its legal representative drafted such provision.

         Section 13. Severability. Should any clause, sentence, paragraph, subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by AWA and the Warrant Agent, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

         Section 14. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         Section 15. Entire Agreement. This Agreement and the Warrant Agreement set forth all of the promises, agreements, conditions, understandings, warranties and representations between AWA and the Warrant Agent with respect to the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings between AWA and the Warrant Agent, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between AWA and the Warrant Agent concerning the subject matter hereof except as set forth herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                      AMERICA WEST AIRLINES, INC.



                                      By: /s/ Stephen L. Johnson
                                         ---------------------------------------
                                          Stephen L. Johnson
                                          Senior Vice President - Legal Affairs


                                      HARRIS TRUST AND SAVINGS BANK,
                                        as Warrant Agent



                                      By: /s/ Michael O. Goedecke
                                         ---------------------------------------
                                          Michael O. Goedecke
                                          Assistant Vice President